Exhibit 99.(a)(1)(I)

Discounted Stock Options Under Code Section 409A & HP’s Tender Offer Jason E. Russell & Mark I. Miller Deloitte Tax LLP November, 2006

Meeting Objectives Explain the tax law change affecting certain stock options What HP is doing for the affected options Your choices & participation requirements

Why are we here today? Mercury determined that some of your stock options may be negatively impacted by a US tax law change HP has a solution that eliminates the issue for your options that were converted to HP options The pre-closing “409A Correction” solution only applied to the options cashed out at closing The solution requires your affirmative election Different from pre-closing “409A Correction” That was a negative election; this is a positive election You are not required to participate, but you may have adverse income tax consequences if you do not

HP’s Solution: Tender Offer What is the solution? Amend option to increase option price, AND Provide cash payment for the price difference on options that were unvested at the merger closing “Tender Offer” = HP’s solution. Your acceptance of the offer permits HP to implement the solution for you Solution applies to discounted options identified on your personalized statement

What is the law change?

Regular option taxation Nonqualified Stock options are usually taxed as follows: No tax event at either grant or vesting Income tax at exercise Option grant price = $29 Stock price at vesting = $35 Employee exercises when stock price = $40 Income tax at exercise on the gain ($40-$29)

Tax on Discounted Options under 409A Section 409A imposes adverse tax consequences on stock option grants issued at a discount How did my options become discount options? The findings in the Mercury Special Committee investigation resulted in an adjustment to your original stated grant date Your exercise price is lower than the fair market value of Mercury common stock on the actual grant date What are the consequences? Income taxation at later of grant or vesting Parallel state income timing rules 20% penalty tax Possible state penalty tax? Interest penalty

Which options are affected? Your personalized statement shows which options are affected: Options granted at a price below stock’s fair market value (“FMV”) on grant date (“Discount Options”), AND With vesting dates after 11/6/06 Vested, in-the-money options were cashed out at closing, so generally only options vesting after 11/6/06 are affected Solution also applies to a very small number of vested, out-of-the-money options not cashed out at closing (discussed later in this presentation)

Example: Option granted on 1/1/04 for 4,800 shares (no exercises yet) Option price = $29, but fair market value at grant date = $31 Vesting: 100 shares/month, 100% vested after 4 years 409A impact: 1,200 options vest on a monthly basis during 2004 Not impacted by Section 409A 1,200 options vest on a monthly basis during 2005 1,000 options vest on a monthly basis before 11/6/06 Impacted by 409A, but tax issues resolved if you did not opt out of the pre-closing “409A Correction” 200 options vest between 11/7/06 and 12/31/06 1,200 options vest on a monthly basis during 2007 The 1,400 options that vest after 11/06/06 are subject to the §409A tax and this solution

Example: (continued) As of 12/1/2007 HP stock price = $40 §409A Estimated Tax Impact W-2 Income Inclusion: $15,400 (1,400 options x $11 ($40 FMV - $29 Option Price)) Fed Ordinary Income $ 5,390 (35%) CA Ordinary Income $ 1,432 (9.3%) Normal Stock Gain Rate $ 6,822 44.3% Penalty Tax $ 3,080 (20%) Penalty Interest $ 1,386 (9%) Tax Rate w/§409A $11,28873.3% This will occur each year until exercise or expiration of the option

What is the solution?

HP’s Solution: Tender Offer Amend option to increase option price, AND Provide cash payment in respect of the increase in exercise price Cash payment applies to unvested in-the-money options only Only the options impacted by §409A will be subject to the solution See details in personalized statement

HP’s Solution: Tender Offer (1) Amend options to increase the option price New option price will equal the fair market value at the time of grant (the record grant date) Record grant date reflects findings of the Mercury Special Committee investigation and restatement Other terms remain the same (for example, vesting schedule and expiration date) AND (2) Cash payment for unvested, in-the-money options Equal to the discount that existed at grant. Cash payment (net of withholdings) will be made January 2, 2007

Example Option for 4,800 shares granted on 1/1/04 with price = $29 when FMV = $31 Options impacted by this solution: 1,400 options that vest between 11/7/06 and 12/31/07 are impacted If you elect this solution, you will receive: 1,400 options with new exercise price = $31 Cash payment of $2,800: 1,400 options x ($31- $29) Payment made January 2, 2007 (less bonus rate withholding) The 3,400 options that vested before 11/6/06 are not impacted by this solution These options were cashed out at closing and any tax issues resolved if you did not opt out of the pre-closing “409A Correction”

Eligibility for the Solution Must be an employee as of 11/6/06 Covered options: Granted at a discount, Vest after 1/1/05, Not cashed out at closing, AND Unexpired at 12/15/06 You can select which affected grants to participate with, but you cannot accept the solution on less than the full unvested portion of each affected grant

What if I do nothing?

What if I do nothing? Tax Impact: Income taxation at vesting 20% penalty tax on income amount Interest penalty on income amount State income timing Will likely occur each year until exercise or expiration of the discounted options This solution is a one-time offer to prevent future adverse tax consequences

How do I participate?

Tender Offer Timeline Tender Offer Begins: November 17, 2006 Tender Offer Expires: 12:00 Midnight Eastern Time (9:00 p.m. Pacific Time) on December 15, 2006 All elections MUST be received before the tender offer expires Late submissions will not be accepted Only way to submit election: Fax to 650-625-3471 Confirmation will be issued to you 2-3 business days after receipt

Personalized Email You have received an email that includes: This presentation A link to the tender offer documents (includes FAQs) Election Form Personalized Addendum Contains personalized information regarding your affected options List of “eligible” option grants

 1

Sample Election Form [Form of Election Form]

2

What if I still have questions? Questions on this presentation should be directed to Deloitte at HP409A@deloitte.com Questions on personalized statement should be directed to stocktender@mercury.com

Tax Advice Taxation of stock option transactions can be very complicated HP policy prohibits any employees from providing personal income tax advice to any other employee This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation

Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND ARE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT HP FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON NOVEMBER 17, 2006 AS PART OF A TENDER OFFER STATEMENT. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER.  OPTION HOLDERS MAY OBTAIN THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM HP.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.